Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMERCIAL VEHICLE GROUP, INC.
* * * * *
Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware
* * * * *
     Commercial Vehicle Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: The first sentence of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
     The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is sixty-five million (65,000,000) shares, of which:
     Sixty million (60,000,000) shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and
     Five million (5,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).
     SECOND: The Board of Directors of the Corporation approved this Certificate of Amendment at a meeting held on March 8, 2011, and directed that such Certificate of Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.
     THIRD: This Certificate of Amendment was adopted by the approval of the stockholders of the Corporation at an annual meeting of the stockholders held on May 12, 2011 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 12th day of May, 2011.

COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation
By:	/s/ Chad M. Utrup
	Name:	Chad M. Utrup
	Title:	Executive Vice President and Chief Financial Officer